UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2016

Sterling Bancorp

(Exact name of registrant as specified in its charter)

Delaware	001-35385	80-0091851
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
400 Rella Boulevard, Montebello, New York		10901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (845) 369-8040

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 2, 2016, Sterling National Bank (the “Bank”), a national banking association and a wholly owned subsidiary of Sterling Bancorp, a Delaware corporation (the “Company”), issued $65 million aggregate principal amount of its 5.25% fixed-to-floating rate subordinated notes due 2026 (the “Notes”). The issuance of the Notes represents a reopening of the Bank’s previous offering of $110 million aggregate principal amount of its 5.25% fixed-to-floating rate subordinated notes due 2026, which closed on March 29, 2016 (the “Existing Notes”). The Notes were issued pursuant to an Issuing and Paying Agency Agreement (the “Issuing and Paying Agency Agreement”), dated as of September 2, 2016, by and between the Bank and U.S. Bank National Association, as issuing and paying agent and note registrar. The Notes will have terms that are identical to the terms of the Existing Notes (other than the date of settlement and offering price), will have the same CUSIP and ISIN numbers as the Existing Notes, and will trade interchangeably with the Existing Notes. The original issue date of the Notes is March 29, 2016.

In connection with the issuance and sale of the Notes, the Bank entered into a Purchase Agreement, dated August 30, 2016 (the “Purchase Agreement”), between the Bank and U.S. Bancorp Investments, Inc., as representative of the initial purchasers of the Notes. The Purchase Agreement contained customary representations, warranties, covenants and indemnification obligations between the parties.

The Notes are an addition to, and fully fungible with, and will rank equally in right of payment with, and form a single series with, the Existing Notes. The Notes were issued at a price equal to 100.500% of the principal amount, resulting in net proceeds to the Bank (after discounts and commissions and estimated offering expenses payable by the Bank) of $64,512,500. The Bank intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, funding potential acquisitions and other strategic business opportunities. As with the Existing Notes, the Notes are intended to qualify as Tier 2 capital for bank regulatory purposes.

The Notes will mature on April 1, 2026, and will bear interest at a fixed rate per annum of 5.25%, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2016, and ending on April 1, 2021. From and including April 1, 2021, the Notes will bear interest at a floating rate per annum that resets quarterly equal to three-month LIBOR plus 3.937%, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2021, through maturity or earlier redemption. The Notes are redeemable by the Bank, in whole or in part, on April 1, 2021, and on every interest payment date thereafter or, in whole but not in part, at any time upon the occurrence of certain specified tax events, capital events or investment company events. Any redemption will be at a redemption price equal to 100% of the principal amount of Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. The Notes are not subject to repayment at the option of the holders. Any redemption of the Notes will require, and be subject to, prior regulatory approval.

The Notes are unsecured, subordinated obligations of the Bank and rank junior in right of payment to all of the Bank’s existing and future senior indebtedness, whether secured or unsecured, including claims of depositors and general creditors, and will rank equally in right of payment with the Existing Notes and any other unsecured, subordinated indebtedness that the Bank incurs in the future that ranks equally with the Notes. The Notes may be accelerated upon an event of default, which will only occur if the Bank is subject to any receivership, conservatorship, insolvency, liquidation or similar proceeding. The Notes are not savings accounts or deposits of any bank and are not insured by the Federal Deposit Insurance Corporation, and are not guaranteed by the Company or any of the Bank’s subsidiaries or affiliates.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and were offered and sold in reliance upon an exemption under Section 3(a)(2) of the Securities Act and pursuant to Section 16.6 of the regulations of the Office of the Comptroller of the Currency. The Notes were offered and sold only to institutional “accredited investors” within the meaning of Rule 501(a) of the Securities Act.

The foregoing description of the Notes and the Issuing and Paying Agency Agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the form of note and the Issuing and Paying Agency Agreement, each filed respectively as Exhibits 4.1 and 4.2 hereto.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

4.1	Form of Note

4.2	Issuing and Paying Agency Agreement, dated as of September 2, 2016, between the Bank and U.S. Bank National Association.

99.1	Press Release, dated September 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sterling Bancorp

Date: September 2, 2016	By:	/s/ Jack L. Kopnisky

Name:	Jack L. Kopnisky
Title:	President and Chief Executive Officer